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                                    EXHIBIT D


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


               This Assignment and Assumption Agreement, made this 20th day of November 1996, by and between Physicians Insurance Company of Ohio ("PICO) and Citation Insurance Group ("Citation").

               WHEREAS, pursuant to an Agreement and Plan of Reorganization dated May 1, 1996 (the "Merger Agreement") PICO will be merged with a wholly owned subsidiary of Citation which will result in the issuance of shares of Citation Common Stock to the holders of PICO Class A Common Stock in exchange for their PICO shares (the "Merger").

               WHEREAS, it is a condition to Guinness Peat Group's ("GPG's") and Global Equity Corporation's ("GEC's") consent to the Merger that Citation assume PICO's obligations under the Agreement (as defined below) upon consummation of the Merger.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. Effective as of the Effective Time of the Merger (as defined in the Merger Agreement), PlCO assigns, transfers and conveys to Citation all of its rights and obligations under the Agreement for Purchase and Sale of Stock dated November 23, 1993 as such rights have been assigned and modified pursuant to the Assignment and Assumption Agreement dated December 30, 1993 and the Agreement for Purchase and Sale of Shares dated May 9, 1996 (collectively the "Agreement").

               2. Effective as of the Effective Time of the Merger, Citation expressly assumes all of PICO's rights and obligations under the Agreement. As a matter of clarification, the obligations so assumed which by the terms of the Agreement relate to shares of common stock of PICO shall, as of the Effective Time, be deemed to relate to shares of Citation common stock.

               3. Citation has reviewed the Agreement for the Purchase and Sale of Shares dated May 9, 1996 among GPG, GEC and PICO and related documents (the "GPG Agreement") and hereby approves the form of the transaction and confirms pursuant to Section 5.2(k) of the Merger Agreement that it is satisfied as to the completion of the transactions contemplated by the GPG Agreement.

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               IN WITNESS WHEREOF, the parties hereto have executed this
Assignment and Assumption Agreement as of the day and year first written above.


                             CITATION INSURANCE GROUP


                             By:     /s/ Robert M. Erickson
                                 ------------------------------

                             Title:  Acting President, CFO



                             PHYSICIANS INSURANCE COMPANY OF OHIO


                             By:     /s/ John R. Hart
                                 -------------------------------

                             Title:  President


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